Exhibit 99.1

U.S. Bancorp Reports Third Quarter 2018 Results

•  Record net revenue of $5,699 million, record net income of $1,815 million and record diluted earnings per share of $1.06

•  Industry leading return on average assets of 1.58% and return on average common equity of 15.5%

3Q18 Key Financial Data				3Q18 Highlights

PROFITABILITY METRICS	3Q18	2Q18	3Q17

• Net income of $1,815 million and diluted earnings per common share of $1.06

• Industry leading return on average assets of 1.58% and return on average common equity of 15.5%

• Return on tangible common equity of 19.9%

• Returned 78% of 3Q earnings to shareholders through dividends and share buybacks

• Year-over-year positive operating leverage with net revenue increase of 2.4% and noninterest expense increase of 1.5%

• Net interest income grew 2.4% year-over-year (1.7% on a taxable-equivalent basis) and 1.7% linked quarter on both a reported and tax-equivalent basis

• Total noninterest income grew 3.3% year-over year

o  Payment services revenue grew 7.1%

o  Trust and investment management fees increased 8.2%

• Nonperforming assets decreased 19.7% on a year-over- year basis and 8.0% on a linked quarter basis

Return on average assets (%)	1.58	1.54	1.38
Return on average common equity (%)	15.5	15.3	13.6
Return on tangible common equity (%) (a)	19.9	19.8	17.3
Net interest margin (%)	3.15	3.13	3.14
Efficiency ratio (%) (a)	53.5	54.8	53.9
INCOME STATEMENT (b)	3Q18	2Q18	3Q17
Net interest income (taxable-equivalent basis)	$3,281	$3,226	$3,227
Noninterest income	$2,418	$2,414	$2,340
Net income attributable to U.S. Bancorp	$1,815	$1,750	$1,563
Diluted earnings per common share	$1.06	$1.02	$.88
Dividends declared per common share	$.37	$.30	$.30
BALANCE SHEET (b)	3Q18	2Q18	3Q17
Average total loans	$281,065	$278,624	$277,626
Average total deposits	$330,121	$334,822	$335,151
Net charge-off ratio	.46%	.48%	.47%
Book value per common share (period end)	$27.35	$27.02	$25.98
Basel III standardized CET1 (c)	9.0%	9.1%	9.4%

(a) See Non-GAAP Financial Measures reconciliation on pages 16-17
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio, 3Q17 as if fully implemented

CEO Commentary

“Strong underlying momentum in each of our business lines drove record revenue, net income and EPS this quarter. We remain vigilant in our expense discipline while continuing to prudently invest in our core businesses as well as in our digital and payments capabilities. In the third quarter, we expanded our commercial banking presence, launched a new digital platform to serve our small business customers and acquired new capabilities in our payments business. At the same time, our focus on optimization allowed us to deliver positive operating leverage and a best-in-class efficiency ratio, while growing our industry leading return on tangible common equity ratio to 19.9%. I am thankful for our U.S. Bank team members who work every day to put the customer in the center with the goal of delivering outstanding results for each of our stakeholders.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

Most Powerful Women in Banking and Finance

Three of our Vice Chairmen, Leslie Godridge, Corporate & Commercial Banking, Gunjan Kedia, Wealth Management and Investment Services and Kate Quinn, chief administrative officer at U.S. Bank, were honored by American Banker magazine among the “Most Powerful Women in Banking and Finance” for 2018.

Launch of Digital Small Business Lending

U.S. Bank has created a new, fully digital option for small businesses to apply for and receive a loan or line of credit. The entire process, from application to funding, can be completed same day, often within an hour or less, dramatically improving the experience for busy entrepreneurs.

Expansion of Commercial Banking Team

U.S. Bank has built a strong presence in the greater New York metropolitan area over the past 10 years, and has recently announced the expansion of its Commercial Banking team into this market, focusing on serving middle market clients in New York, New Jersey and Connecticut.

Meeting Customers’ Short-Term Cash Needs

U.S. Bank recently launched a new small-dollar loan product called Simple Loan, designed to help customers deal with unexpected or short-term cash needs with a transparent, easy-to-understand installment loan. U.S. Bank worked closely with its regulators when developing this product and is the first national bank to offer this type of short-term loan solution.

    Investor contact: Jennifer Thompson, 612.303.0778  |  Media contact: Stacey Wempen, 612.303.7620

U.S. Bancorp Third Quarter 2018 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	3Q	2Q	3Q	3Q18 vs	3Q18 vs	YTD	YTD	Percent
	2018	2018	2017	2Q18	3Q17	2018	2017	Change

Net interest income	$3,251	$3,197	$3,176	1.7	2.4	$9,616	$9,205	4.5
Taxable-equivalent adjustment	30	29	51	3.4	(41.2)	88	152	(42.1)
Net interest income (taxable-equivalent basis)	3,281	3,226	3,227	1.7	1.7	9,704	9,357	3.7
Noninterest income	2,418	2,414	2,340	.2	3.3	7,104	6,947	2.3
Total net revenue	5,699	5,640	5,567	1.0	2.4	16,808	16,304	3.1
Noninterest expense	3,044	3,085	2,998	(1.3)	1.5	9,184	8,891	3.3
Income before provision and income taxes	2,655	2,555	2,569	3.9	3.3	7,624	7,413	2.8
Provision for credit losses	343	327	360	4.9	(4.7)	1,011	1,055	(4.2)
Income before taxes	2,312	2,228	2,209	3.8	4.7	6,613	6,358	4.0
Income taxes and taxable-equivalent adjustment	490	470	640	4.3	(23.4)	1,351	1,791	(24.6)
Net income	1,822	1,758	1,569	3.6	16.1	5,262	4,567	15.2
Net (income) loss attributable to noncontrolling interests	(7)	(8)	(6)	12.5	(16.7)	(22)	(31)	29.0
Net income attributable to U.S. Bancorp	$1,815	$1,750	$1,563	3.7	16.1	$5,240	$4,536	15.5
Net income applicable to U.S. Bancorp common shareholders	$1,732	$1,678	$1,485	3.2	16.6	$5,007	$4,302	16.4
Diluted earnings per common share	$1.06	$1.02	$.88	3.9	20.5	$3.04	$2.55	19.2

Net income attributable to U.S. Bancorp was $1,815 million for the third quarter of 2018, which was 16.1 percent higher than the $1,563 million for the third quarter of 2017, and 3.7 percent higher than the $1,750 million for the second quarter of 2018. Diluted earnings per common share were $1.06 in the third quarter of 2018, compared with $0.88 in the third quarter of 2017 and $1.02 in the second quarter of 2018.

The increase in net income year-over-year was largely due to total net revenue growth of 2.4 percent partially offset by noninterest expense growth of 1.5 percent. Net interest income increased 2.4 percent (1.7 percent on a taxable-equivalent basis), mainly a result of the impact of rising interest rates, earning assets growth, and higher yields on reinvestment of securities, partially offset by higher rates on deposits and funding mix. Noninterest income increased 3.3 percent compared with a year ago, driven by strong growth in payment services revenue, trust and investment management fees, and other noninterest revenue, partially offset by decreases in mortgage banking revenue and commercial products revenue. Noninterest expense increased 1.5 percent primarily due to increased compensation expense related to supporting business growth and compliance programs, merit increases, and variable compensation related to revenue growth, higher employee benefits expense, and higher technology and communications expense in support of business growth. Partially offsetting these increases was lower other noninterest expense driven by lower costs related to tax-advantaged projects, lower FDIC insurance expense, a reduction in mortgage servicing costs, and lower pension related costs.

Net income increased on a linked quarter basis primarily due to total net revenue growth of 1.0 percent and a decrease in noninterest expense of 1.3 percent. The increase in total net revenue reflected an increase in net interest income of 1.7 percent due to the impact of rising interest rates, earning assets growth, and an additional day in the third quarter, partially offset by higher rates on deposits and funding mix. Noninterest income increased 0.2 percent driven by seasonally higher payment services revenue and deposit services charges, along with higher trust and investment management fees and other noninterest income. These increases were partially offset by decreases in commercial products revenue and mortgage banking revenue. The decrease in noninterest expense of 1.3 percent was primarily driven by lower other noninterest expense due to lower costs related to tax-advantaged projects driven by syndicating tax credits following tax reform and the change in accruals related to legal and insurance matters, as well as a reduction in compensation expense due to lower incentives and seasonally lower contract labor costs.

U.S. Bancorp Third Quarter 2018 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	3Q	2Q	3Q	3Q18 vs	3Q18 vs	YTD	YTD
	2018	2018	2017	2Q18	3Q17	2018	2017	Change
Components of net interest income
Income on earning assets	$4,155	$3,980	$3,758	$175	$397	$11,957	$10,774	$1,183
Expense on interest-bearing liabilities	874	754	531	120	343	2,253	1,417	836
Net interest income	$3,281	$3,226	$3,227	$55	$54	$9,704	$9,357	$347

Average yields and rates paid
Earning assets yield	3.98%	3.86%	3.66%	.12%	.32%	3.86%	3.56%	.30%
Rate paid on interest-bearing liabilities	1.10	.97	.69	.13	.41	.96	.63	.33
Gross interest margin	2.88%	2.89%	2.97%	(.01)%	(.09)%	2.90%	2.93%	(.03)%
Net interest margin	3.15%	3.13%	3.14%	.02%	.01%	3.14%	3.09%	.05%

Average balances
Investment securities (a)	$113,547	$114,578	$111,832	$(1,031)	$1,715	$113,873	$111,325	$2,548
Loans	281,065	278,624	277,626	2,441	3,439	279,699	275,454	4,245
Earning assets	415,177	412,676	408,825	2,501	6,352	413,246	404,031	9,215
Interest-bearing liabilities	314,816	312,217	304,236	2,599	10,580	312,894	299,922	12,972

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the third quarter of 2018 was $3,281 million, an increase of $54 million (1.7 percent) over the third quarter of 2017. The increase was principally driven by the impact of rising interest rates, earning assets growth, and higher yields on securities, partially offset by lower spread due to loan mix, higher rates on deposits and funding mix shift as well as the impact of tax reform which reduced the taxable-equivalent adjustment benefit related to tax exempt assets and higher interest recoveries in the prior year quarter. Average earning assets were $6.4 billion (1.6 percent) higher than the third quarter of 2017, reflecting increases of $3.4 billion (1.2 percent) in average total loans, $1.7 billion (1.5 percent) in average investment securities, and $2.0 billion (13.1 percent) in average other earning assets.

Net interest income on a taxable-equivalent basis increased $55 million (1.7 percent) on a linked quarter basis primarily driven by the impact of higher interest rates on assets, earning asset growth, and an additional day in the third quarter, partially offset by deposits and funding mix shift. Average earning assets were $2.5 billion (0.6 percent) higher on a linked quarter basis, reflecting increases of $2.4 billion (0.9 percent) in average total loans and $1.5 billion (9.6 percent) in average other earning assets. Average investment securities decreased $1.0 billion (0.9 percent).

The net interest margin in the third quarter of 2018 was 3.15 percent, compared with 3.14 percent in the third quarter of 2017 and 3.13 percent in the second quarter of 2018. The increase in the net interest margin year-over-year was primarily due to higher interest rates, partially offset by deposit and funding mix, lower loan spreads due to mix, and the impact of tax reform. The increase in net interest margin on a linked quarter basis was primarily due to the impact of higher rates on assets, partially offset by deposit and funding mix, as well as higher cash balances.

Average investment securities in the third quarter of 2018 increased $1.7 billion (1.5 percent) from the third quarter of 2017, due to purchases of U.S. Treasury, mortgage-backed and state and political securities, net of prepayments and maturities. Average investment securities decreased $1.0 billion (0.9 percent) from the second quarter of 2018 as a portion of the proceeds received on maturities of securities in the current quarter were not reinvested.

U.S. Bancorp Third Quarter 2018 Results

AVERAGE LOANS
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q18 vs	3Q18 vs	YTD	YTD	Percent
	2018	2018	2017	2Q18	3Q17	2018	2017	Change

Commercial	$93,541	$92,835	$91,077	.8	2.7	$92,776	$89,817	3.3
Lease financing	5,507	5,518	5,556	(.2)	(.9)	5,519	5,530	(.2)
Total commercial	99,048	98,353	96,633	.7	2.5	98,295	95,347	3.1

Commercial mortgages	28,362	28,710	30,114	(1.2)	(5.8)	28,746	30,729	(6.5)
Construction and development	11,180	11,147	11,507	.3	(2.8)	11,172	11,708	(4.6)
Total commercial real estate	39,542	39,857	41,621	(.8)	(5.0)	39,918	42,437	(5.9)

Residential mortgages	62,042	60,834	59,030	2.0	5.1	61,023	58,496	4.3

Credit card	21,774	21,220	20,926	2.6	4.1	21,428	20,801	3.0

Retail leasing	8,383	8,150	7,762	2.9	8.0	8,173	7,142	14.4
Home equity and second mortgages	16,000	16,048	16,299	(.3)	(1.8)	16,080	16,270	(1.2)
Other	31,520	31,265	32,008	.8	(1.5)	31,882	31,423	1.5
Total other retail	55,903	55,463	56,069	.8	(.3)	56,135	54,835	2.4

Total loans, excluding covered loans	278,309	275,727	274,279	.9	1.5	276,799	271,916	1.8

Covered loans	2,756	2,897	3,347	(4.9)	(17.7)	2,900	3,538	(18.0)

Total loans	$281,065	$278,624	$277,626	.9	1.2	$279,699	$275,454	1.5

Average total loans were $3.4 billion (1.2 percent) higher than the third quarter of 2017 (1.8 percent excluding the impact of the second quarter of 2018 student loan portfolio sale). The increase was due to growth in residential mortgages (5.1 percent), total commercial loans (2.5 percent), credit card loans (4.1 percent), and retail leasing (8.0 percent). These increases were partially offset by a decrease in total commercial real estate loans (5.0 percent) due to disciplined underwriting and customers paying down balances over the past year. Loan growth was also impacted by continued run-off of the covered loans portfolio (17.7 percent) and the sale of the student loan portfolio in the second quarter of 2018. Average total loans were $2.4 billion (0.9 percent) higher than the second quarter of 2018 driven by growth in residential mortgages (2.0 percent), total commercial loans (0.7 percent), credit card loans (2.6 percent) and retail leasing (2.9 percent), partially offset by continued pay-offs of commercial real estate loans (0.8 percent) and run-off of covered loans (4.9 percent). At the end of the third quarter, approximately $1.3 billion of covered loans were transferred from the loan portfolio to loans held for sale.

U.S. Bancorp Third Quarter 2018 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q18 vs	3Q18 vs	YTD	YTD	Percent
	2018	2018	2017	2Q18	3Q17	2018	2017	Change

Noninterest-bearing deposits	$77,192	$78,987	$81,964	(2.3)	(5.8)	$78,546	$81,808	(4.0)
Interest-bearing savings deposits
Interest checking	69,330	69,918	68,066	(.8)	1.9	69,865	67,021	4.2
Money market savings	100,688	103,333	105,072	(2.6)	(4.2)	102,453	106,856	(4.1)
Savings accounts	44,848	45,069	43,649	(.5)	2.7	44,770	43,265	3.5
Total savings deposits	214,866	218,320	216,787	(1.6)	(.9)	217,088	217,142	--
Time deposits	38,063	37,515	36,400	1.5	4.6	37,525	32,660	14.9
Total interest-bearing deposits	252,929	255,835	253,187	(1.1)	(.1)	254,613	249,802	1.9
Total deposits	$330,121	$334,822	$335,151	(1.4)	(1.5)	$333,159	$331,610	.5

Average total deposits for the third quarter of 2018 were $5.0 billion (1.5 percent) lower than the third quarter of 2017. Average noninterest-bearing deposits decreased $4.8 billion (5.8 percent) year-over-year primarily due to decreases in business deposits within Corporate and Commercial Banking and corporate trust balances within Wealth Management and Investment Services. Average total savings deposits were $1.9 billion (0.9 percent) lower year-over-year driven by decreases in Wealth Management and Investment Services and Corporate and Commercial Banking, partially offset by an increase in Consumer and Business Banking. Average time deposits were $1.7 billion (4.6 percent) higher than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits decreased $4.7 billion (1.4 percent) from the second quarter of 2018. On a linked quarter basis, average noninterest-bearing deposits decreased $1.8 billion (2.3 percent) primarily due to decreases in Wealth Management and Investment Services and Corporate and Commercial Banking, partially offset by an increase in consumer balances within Consumer and Business Banking. Noninterest bearing deposit declines were primarily a result of business customers deploying deposit balances to support business growth, the migration of balances to alternative investment vehicles, and the change in deposit balances associated with the timing of receipt and distribution of funds in the corporate trust business.

Average total savings deposits decreased $3.5 billion (1.6 percent) on a linked quarter basis primarily due to decreases in Corporate and Commercial Banking as well as Wealth Management and Investment Services. The decline in Corporate and Commercial Banking savings balances reflects expected run-off related to the business merger of a large financial customer. The decline is expected to moderate in future quarters. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, increased $548 million (1.5 percent). Time deposits are experiencing some growth as customers search for higher yield.

U.S. Bancorp Third Quarter 2018 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q18 vs	3Q18 vs	YTD	YTD	Percent
	2018	2018	2017	2Q18	3Q17	2018	2017	Change

Credit and debit card revenue	$344	$351	$318	(2.0)	8.2	$1,019	$947	7.6
Corporate payment products revenue	169	158	150	7.0	12.7	481	427	12.6
Merchant processing services	392	387	377	1.3	4.0	1,142	1,112	2.7
ATM processing services	85	90	77	(5.6)	10.4	254	223	13.9
Trust and investment management fees	411	401	380	2.5	8.2	1,210	1,128	7.3
Deposit service charges	198	183	187	8.2	5.9	563	538	4.6
Treasury management fees	146	155	153	(5.8)	(4.6)	451	466	(3.2)
Commercial products revenue	216	234	240	(7.7)	(10.0)	670	730	(8.2)
Mortgage banking revenue	174	191	213	(8.9)	(18.3)	549	632	(13.1)
Investment products fees	47	47	42	--	11.9	140	128	9.4
Securities gains (losses), net	10	10	9	--	11.1	25	47	(46.8)
Other	226	207	194	9.2	16.5	600	569	5.4

Total noninterest income	$2,418	$2,414	$2,340	.2	3.3	$7,104	$6,947	2.3

Third quarter noninterest income of $2,418 million was $78 million (3.3 percent) higher than the third quarter of 2017 led by strong growth in payment services revenue and trust and investment management fees. Other noninterest income also increased year-over-year primarily due to higher equity investment income and tax-advantaged syndication revenue. These increases were partially offset by lower mortgage banking revenue and commercial products revenue, which were impacted by industry trends in these revenue categories. Payment services revenue increased $60 million (7.1 percent) due to higher credit and debit card revenue of $26 million (8.2 percent), an increase in corporate payment products revenue of $19 million (12.7 percent), and higher merchant processing services of $15 million (4.0 percent) all driven by higher sales volumes. Trust and investment management fees increased $31 million (8.2 percent) due to business growth and favorable market conditions. The decrease in mortgage banking revenue of $39 million (18.3 percent) was primarily due to lower mortgage production and the adverse impact on gain on sale margins due to excess capacity in the industry in the near term. Commercial products revenue decreased $24 million (10.0 percent) primarily due to lower corporate bond underwriting fees and loan syndication fees.

Noninterest income was $4 million (0.2 percent) higher in the third quarter of 2018 compared with the second quarter of 2018 reflecting higher payment services revenue as corporate payment products revenue grew $11 million (7.0 percent) due to seasonally higher sales volumes and merchant processing services increased $5 million (1.3 percent) primarily due to seasonally higher fee revenue, partially offset by a seasonal decrease of $7 million (2.0 percent) in credit and debit card revenue. Deposit service charges increased $15 million (8.2 percent) as a result of seasonally higher incidence rates and other noninterest income increased $19 million (9.2 percent) primarily due to higher equity investment income and tax-advantaged syndication revenue. Partially offsetting these increases were a decrease in commercial products revenue of $18 million (7.7 percent) due mainly to lower corporate bond underwriting fees and a decrease in mortgage banking revenue of $17 million (8.9 percent) driven by an unfavorable change in the valuation of mortgage servicing rights, net of hedging activities.

U.S. Bancorp Third Quarter 2018 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	3Q 2018	2Q 2018	3Q 2017	3Q18 vs 2Q18	3Q18 vs 3Q17	YTD 2018	YTD 2017	Percent Change

Compensation	$1,529	$1,542	$1,440	(.8)	6.2	$4,594	$4,247	8.2
Employee benefits	294	299	268	(1.7)	9.7	923	843	9.5
Net occupancy and equipment	270	262	258	3.1	4.7	797	760	4.9
Professional services	96	95	104	1.1	(7.7)	274	305	(10.2)
Marketing and business development	106	111	92	(4.5)	15.2	314	291	7.9
Technology and communications	247	242	227	2.1	8.8	724	667	8.5
Postage, printing and supplies	84	80	82	5.0	2.4	244	244	--
Other intangibles	41	40	44	2.5	(6.8)	120	131	(8.4)
Other	377	414	483	(8.9)	(21.9)	1,194	1,403	(14.9)

Total noninterest expense	$3,044	$3,085	$2,998	(1.3)	1.5	$9,184	$8,891	3.3

Third quarter noninterest expense of $3,044 million was $46 million (1.5 percent) higher than the third quarter of 2017 primarily due to higher personnel costs and technology investment, partially offset by lower other noninterest expense. Compensation expense increased $89 million (6.2 percent) principally due to the impact of hiring to support business growth and compliance programs, merit increases, and higher variable compensation related to business production. Employee benefits expense increased $26 million (9.7 percent) primarily driven by increased medical costs and staffing. Other noninterest expense decreased $106 million (21.9 percent) due to lower costs related to tax-advantaged projects, lower FDIC insurance expense, a reduction in mortgage servicing costs, and lower pension related costs.

Noninterest expense decreased $41 million (1.3 percent) on a linked quarter basis primarily due to a reduction in compensation expense including lower incentives and a seasonal decline in contract labor costs as well as lower other noninterest expense as a result of lower costs related to tax-advantaged projects driven by syndicating tax credits following tax reform and the change in accruals related to legal and insurance matters.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2018 resulted in a tax rate of 21.2 percent on a taxable-equivalent basis (effective tax rate of 20.2 percent), compared with 29.0 percent (effective tax rate of 27.3 percent) in the third quarter of 2017, and 21.1 percent on a taxable-equivalent basis (effective tax rate of 20.1 percent) in the second quarter of 2018. The lower 2018 tax rates reflect the tax reform legislation enacted during the fourth quarter of 2017.

U.S. Bancorp Third Quarter 2018 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	3Q		2Q		1Q		4Q		3Q
	2018	% (b)	2018	% (b)	2018	% (b)	2017	% (b)	2017	% (b)
Balance, beginning of period	$4,411		$4,417		$4,417		$4,407		$4,377

Net charge-offs
Commercial	63	.27	54	.23	56	.25	22	.09	79	.34
Lease financing	3	.22	4	.29	4	.29	6	.44	4	.29

Total commercial	66	.26	58	.24	60	.25	28	.11	83	.34
Commercial mortgages	(5)	(.07)	--	--	(4)	(.06)	18	.24	(2)	(.03)
Construction and development	(4)	(.14)	--	--	1	.04	--	--	(5)	(.17)

Total commercial real estate	(9)	(.09)	--	--	(3)	(.03)	18	.17	(7)	(.07)

Residential mortgages	4	.03	4	.03	7	.05	10	.07	7	.05

Credit card	206	3.75	210	3.97	211	4.02	205	3.83	187	3.55

Retail leasing	3	.14	3	.15	3	.15	3	.15	2	.10
Home equity and second mortgages	(1)	(.02)	(2)	(.05)	(1)	(.03)	(2)	(.05)	(1)	(.02)
Other	59	.74	59	.76	64	.79	63	.76	59	.73

Total other retail	61	.43	60	.43	66	.47	64	.44	60	.42
Total net charge-offs,	--

excluding covered loans	328	.47	332	.48	341	.50	325	.47	330	.48
Covered loans	--	--	--	--	--	--	--	--	--	--

Total net charge-offs	328	.46	332	.48	341	.49	325	.46	330	.47
Provision for credit losses	343		327		341		335		360
Other changes (a)	--		(1)		--		--		--

Balance, end of period	$4,426		$4,411		$4,417		$4,417		$4,407

Components
Allowance for loan losses	$3,954		$3,920		$3,918		$3,925		$3,908
Liability for unfunded credit commitments	472		491		499		492		499

Total allowance for credit losses	$4,426		$4,411		$4,417		$4,417		$4,407

Gross charge-offs	$428		$437		$453		$464		$433
Gross recoveries	$100		$105		$112		$139		$103

Allowance for credit losses as a percentage of
Period-end loans	1.57		1.57		1.59		1.58		1.58
Nonperforming loans	544		484		431		438		426
Nonperforming assets	441		404		367		368		352

(a)  Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

U.S. Bancorp Third Quarter 2018 Results

Credit quality was relatively stable on a linked quarter and year-over-year basis. The Company’s provision for credit losses for the third quarter of 2018 was $343 million, which was $16 million (4.9 percent) higher than the prior quarter and $17 million (4.7 percent) lower than the third quarter of 2017.

Total net charge-offs in the third quarter of 2018 were $328 million, compared with $332 million in the second quarter of 2018, and $330 million in the third quarter of 2017. Net charge-offs decreased $4 million (1.2 percent) compared with the second quarter of 2018 mainly due to lower total commercial real estate net charge-offs, partially offset by higher total commercial net charge-offs. Net charge-offs decreased $2 million (0.6 percent) compared with the third quarter of 2017 primarily due to lower total commercial net charge-offs and lower residential mortgage net charge-offs mostly offset by higher credit card net charge-offs. The net charge-off ratio was 0.46 percent in the third quarter of 2018, compared with 0.48 percent in the second quarter of 2018 and 0.47 percent in the third quarter of 2017.

The allowance for credit losses was $4,426 million at September 30, 2018, compared with $4,411 million at June 30, 2018, and $4,407 million at September 30, 2017. The ratio of the allowance for credit losses to period-end loans was 1.57 percent at September 30, 2018, and at June 30, 2018, compared with 1.58 percent at September 30, 2017. The ratio of the allowance for credit losses to nonperforming loans was 544 percent at September 30, 2018, compared with 484 percent at June 30, 2018, and 426 percent at September 30, 2017.

Nonperforming assets were $1,004 million at September 30, 2018, compared with $1,091 million at June 30, 2018, and $1,251 million at September 30, 2017. The ratio of nonperforming assets to loans and other real estate was 0.36 percent at September 30, 2018, compared with 0.39 percent at June 30, 2018, and 0.45 percent at September 30, 2017. The year-over-year decrease in nonperforming assets was driven by improvements in nonperforming residential mortgages, total commercial loans, and other real estate owned, partially offset by increases in nonperforming other retail loans and other nonperforming assets. Accruing loans 90 days or more past due were $551 million at September 30, 2018, compared with $640 million at June 30, 2018, and $649 million at September 30, 2017.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Sep 30 2018	Jun 30 2018	Mar 31 2018	Dec 31 2017	Sep 30 2017

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.06	.06	.06	.06	.05
Commercial real estate	.01	.01	.01	.01	.01
Residential mortgages	.19	.18	.22	.22	.18
Credit card	1.18	1.15	1.29	1.28	1.20
Other retail	.17	.16	.18	.17	.15
Total loans, excluding covered loans	.19	.19	.21	.21	.18
Covered loans (a)	.86	4.46	4.57	4.74	4.66
Total loans	.20	.23	.25	.26	.23

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.28	.28	.37	.31	.33
Commercial real estate	.27	.27	.31	.37	.30
Residential mortgages	.69	.84	.93	.96	.98
Credit card	1.18	1.15	1.29	1.28	1.20
Other retail	.49	.48	.48	.46	.43
Total loans, excluding covered loans	.48	.51	.58	.57	.55
Covered loans (a)	.86	4.68	4.77	4.93	4.84
Total loans	.48	.55	.62	.62	.60

(a)  Effective September 30, 2018, the Company transferred $1.3 billion of covered loans to loans held for sale. Included in the amount transferred were $108 million of loans 90 days or more past due and $6 million that were nonperforming.

U.S. Bancorp Third Quarter 2018 Results

ASSET QUALITY (a)
($ in millions)
	Sep 30 2018	Jun 30 2018	Mar 31 2018	Dec 31 2017	Sep 30 2017
Nonperforming loans
Commercial	$193	$199	$274	$225	$231
Lease financing	23	25	27	24	38

Total commercial	216	224	301	249	269

Commercial mortgages	77	72	86	108	89
Construction and development	28	32	33	34	33

Total commercial real estate	105	104	119	142	122

Residential mortgages	317	400	430	442	474
Credit card	--	--	--	1	1
Other retail	175	178	168	168	163

Total nonperforming loans, excluding covered loans	813	906	1,018	1,002	1,029

Covered loans	--	6	6	6	6

Total nonperforming loans	813	912	1,024	1,008	1,035

Other real estate	100	108	124	141	164
Covered other real estate	19	20	20	21	26
Other nonperforming assets	72	51	36	30	26

Total nonperforming assets	$1,004	$1,091	$1,204	$1,200	$1,251

Accruing loans 90 days or more past due	$551	$640	$702	$720	$649

Performing restructured loans, excluding GNMA and covered loans	$2,262	$2,164	$2,190	$2,306	$2,419

Performing restructured GNMA and covered loans	$1,678	$1,695	$1,598	$1,713	$1,600

Nonperforming assets to loans plus ORE (%)	.36	.39	.43	.43	.45
(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Third Quarter 2018 Results

COMMON SHARES
(Millions)	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017

Beginning shares outstanding	1,636	1,649	1,656	1,667	1,679
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	--	4	1	--
Shares repurchased	(14)	(13)	(11)	(12)	(12)

Ending shares outstanding	1,623	1,636	1,649	1,656	1,667

CAPITAL POSITION
($ in millions)	Sep 30 2018	Jun 30 2018	Mar 31 2018	Dec 31 2017		Sep 30 2017

Total U.S. Bancorp shareholders’ equity	$50,375	$49,628	$49,187	$49,040		$48,723

Basel III Standardized Approach (a)
Common equity tier 1 capital	$34,097	$34,161	$33,539	$34,369		$34,876
Tier 1 capital	40,114	39,611	38,991	39,806		40,411
Total risk-based capital	47,531	47,258	46,640	47,503		48,104

Fully implemented common equity tier 1 capital ratio (a)	9.0%	9.1%	9.0%	9.1	% (b)	9.4	% (b)
Tier 1 capital ratio	10.6	10.5	10.4	10.8		11.1
Total risk-based capital ratio	12.6	12.6	12.5	12.9		13.2
Leverage ratio	9.0	8.9	8.8	8.9		9.1

Basel III Advanced Approaches (a)
Fully implemented common equity tier 1 capital ratio (a)	11.8	11.6	11.5	11.6	(b)	11.8	(b)

Tangible common equity to tangible assets (b)	7.7	7.8	7.7	7.6		7.7
Tangible common equity to risk-weighted assets (b)	9.3	9.3	9.3	9.4		9.5

Common equity tier 1 capital ratio calculated under the transitional standardized approach (a)	--	--	--	9.3		9.6
Common equity tier 1 capital ratio calculated under the transitional advanced approaches (a)	--	--	--	12.0		12.1

(a) Beginning January 1, 2018, the regulatory capital requirements fully reflect implementation of Basel III. Prior to 2018, the Company’s capital ratios reflected certain transitional adjustments. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

(b) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $50.4 billion at September 30, 2018, compared with $49.6 billion at June 30, 2018, and $48.7 billion at September 30, 2017. During the third quarter, the Company returned 78 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.0 percent at September 30, 2018, compared with 9.1 percent at June 30, 2018, and 9.6 percent at September 30, 2017. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III advanced approaches method was 11.8 percent at September 30, 2018, compared with 11.6 percent at June 30, 2018, and 12.1 percent at September 30, 2017.

U.S. Bancorp Third Quarter 2018 Results

Investor Conference Call

On Wednesday, October 17, 2018, at 8:00 a.m. CDT, Andy Cecere, chairman, president and chief executive officer, and Terry Dolan, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About US”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 7338239. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Wednesday, October 17 and will be accessible until Wednesday, October 24 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 7338239.

About U.S. Bancorp

U.S. Bancorp, with 74,000 employees and $465 billion in assets as of September 30, 2018, is the parent company of U.S. Bank, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2018 World’s Most Ethical Company. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets, could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2017, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Third Quarter 2018 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Return on tangible common equity

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not defined in banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. In addition, certain capital measures related to prior periods are presented on the same basis as those capital measures in the current period. The effective capital ratios defined by banking regulations for these periods were subject to certain transitional provisions. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2018	2017	2018	2017
Interest Income
Loans	$3,353	$3,049	$9,645	$8,728
Loans held for sale	36	40	108	104
Investment securities	661	568	1,927	1,653
Other interest income	73	47	182	131
Total interest income	4,123	3,704	11,862	10,616
Interest Expense
Deposits	491	293	1,263	730
Short-term borrowings	104	39	265	96
Long-term debt	277	196	718	585
Total interest expense	872	528	2,246	1,411
Net interest income	3,251	3,176	9,616	9,205
Provision for credit losses	343	360	1,011	1,055
Net interest income after provision for credit losses	2,908	2,816	8,605	8,150
Noninterest Income
Credit and debit card revenue	344	318	1,019	947
Corporate payment products revenue	169	150	481	427
Merchant processing services	392	377	1,142	1,112
ATM processing services	85	77	254	223
Trust and investment management fees	411	380	1,210	1,128
Deposit service charges	198	187	563	538
Treasury management fees	146	153	451	466
Commercial products revenue	216	240	670	730
Mortgage banking revenue	174	213	549	632
Investment products fees	47	42	140	128
Securities gains (losses), net	10	9	25	47
Other	226	194	600	569
Total noninterest income	2,418	2,340	7,104	6,947
Noninterest Expense
Compensation	1,529	1,440	4,594	4,247
Employee benefits	294	268	923	843
Net occupancy and equipment	270	258	797	760
Professional services	96	104	274	305
Marketing and business development	106	92	314	291
Technology and communications	247	227	724	667
Postage, printing and supplies	84	82	244	244
Other intangibles	41	44	120	131
Other	377	483	1,194	1,403
Total noninterest expense	3,044	2,998	9,184	8,891
Income before income taxes	2,282	2,158	6,525	6,206
Applicable income taxes	460	589	1,263	1,639
Net income	1,822	1,569	5,262	4,567
Net (income) loss attributable to noncontrolling interests	(7)	(6)	(22)	(31)
Net income attributable to U.S. Bancorp	$1,815	$1,563	$5,240	$4,536
Net income applicable to U.S. Bancorp common shareholders	$1,732	$1,485	$5,007	$4,302
Earnings per common share	$1.06	$.89	$3.05	$2.56
Diluted earnings per common share	$1.06	$.88	$3.04	$2.55
Dividends declared per common share	$.37	$.30	$.97	$.86
Average common shares outstanding	1,629	1,672	1,641	1,683
Average diluted common shares outstanding	1,633	1,678	1,645	1,689

CONSOLIDATED ENDING BALANCE SHEET

	September 30,	December 31,	September 30,
(Dollars in Millions)	2018	2017	2017
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$20,082	$19,505	$20,540
Investment securities
Held-to-maturity	46,046	44,362	44,018
Available-for-sale	64,912	68,137	67,772
Loans held for sale	4,533	3,554	3,757
Loans
Commercial	99,273	97,561	96,928
Commercial real estate	39,966	40,463	41,430
Residential mortgages	62,904	59,783	59,317
Credit card	21,869	22,180	20,923
Other retail	56,049	57,324	56,859
Total loans, excluding covered loans	280,061	277,311	275,457
Covered loans	1,400	3,121	3,262
Total loans	281,461	280,432	278,719
Less allowance for loan losses	(3,954)	(3,925)	(3,908)
Net loans	277,507	276,507	274,811
Premises and equipment	2,438	2,432	2,402
Goodwill	9,530	9,434	9,370
Other intangible assets	3,544	3,228	3,193
Other assets	36,015	34,881	33,364
Total assets	$464,607	$462,040	$459,227

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$77,146	$87,557	$82,152
Interest-bearing	254,032	259,658	260,437
Total deposits	331,178	347,215	342,589
Short-term borrowings	23,868	16,651	15,856
Long-term debt	40,894	32,259	34,515
Other liabilities	17,660	16,249	16,916
Total liabilities	413,600	412,374	409,876
Shareholders’ equity
Preferred stock	5,984	5,419	5,419
Common stock	21	21	21
Capital surplus	8,479	8,464	8,457
Retained earnings	57,878	54,142	53,023
Less treasury stock	(19,414)	(17,602)	(16,978)
Accumulated other comprehensive income (loss)	(2,573)	(1,404)	(1,219)
Total U.S. Bancorp shareholders’ equity	50,375	49,040	48,723
Noncontrolling interests	632	626	628
Total equity	51,007	49,666	49,351
Total liabilities and equity	$464,607	$462,040	$459,227

NON-GAAP FINANCIAL MEASURES

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Millions, Unaudited)	2018	2018	2018	2017	2017
Total equity	$51,007	$50,257	$49,812	$49,666	$49,351
Preferred stock	(5,984)	(5,419)	(5,419)	(5,419)	(5,419)
Noncontrolling interests	(632)	(629)	(625)	(626)	(628)
Goodwill (net of deferred tax liability) (1)	(8,682)	(8,585)	(8,609)	(8,613)	(8,141)
Intangible assets, other than mortgage servicing rights	(627)	(571)	(608)	(583)	(595)
Tangible common equity (a)	35,082	35,053	34,551	34,425	34,568

Total assets	464,607	461,329	460,119	462,040	459,227
Goodwill (net of deferred tax liability) (1)	(8,682)	(8,585)	(8,609)	(8,613)	(8,141)
Intangible assets, other than mortgage servicing rights	(627)	(571)	(608)	(583)	(595)
Tangible assets (b)	455,298	452,173	450,902	452,844	450,491

Risk-weighted assets, determined in accordance with the Basel III standardized approach (c)	377,713 *	375,466	373,141	367,771	363,957

Tangible common equity (as calculated above)				34,425	34,568
Adjustments (2)				(550)	(52)
Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (d)				33,875	34,516

Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements				367,771	363,957
Adjustments (3)				4,473	3,907
Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)				372,244	367,864

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements				287,211	287,800
Adjustments (4)				4,769	4,164
Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)				291,980	291,964

Ratios*
Tangible common equity to tangible assets (a)/(b)	7.7%	7.8%	7.7%	7.6%	7.7%
Tangible common equity to risk-weighted assets (a)/(c)	9.3	9.3	9.3	9.4	9.5
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (d)/(e)				9.1	9.4
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (d)/(f)				11.6	11.8

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Net income applicable to U.S. Bancorp common shareholders	$1,732	$1,678	$1,597	$1,611	$1,485
Intangibles amortization (net-of-tax)	32	32	31	28	29
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,764	1,710	1,628	1,639	1,514
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (g)	6,998	6,859	6,602	6,503	6,007

Average total equity	50,768	49,950	49,450	49,461	49,447
Less: Average preferred stock	5,714	5,419	5,419	5,419	5,419
Less: Average noncontrolling interests	630	628	625	627	628
Less: Average goodwill (net of deferred tax liability) (1)	8,620	8,602	8,627	8,154	8,153
Less: Average intangible assets, other than mortgage servicing rights	584	588	603	591	615
Average U.S. Bancorp common shareholders’ equity, excluding intangible assets (h)	35,220	34,713	34,176	34,670	34,632

Return on tangible common equity (g)/(h)	19.9%	19.8%	19.3%	18.8%	17.3%

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(4)	Primarily reflects higher risk-weighting for mortgage servicing rights.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended					Nine Months Ended
(Dollars in Millions, Unaudited)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
Net interest income	$3,251	$3,197	$3,168	$3,175	$3,176	$9,616	$9,205
Taxable-equivalent adjustment (1)	30	29	29	53	51	88	152
Net interest income, on a taxable-equivalent basis	3,281	3,226	3,197	3,228	3,227	9,704	9,357

Net interest income, on a taxable-equivalent basis (as calculated above)	3,281	3,226	3,197	3,228	3,227	9,704	9,357
Noninterest income	2,418	2,414	2,272	2,370	2,340	7,104	6,947
Less: Securities gains (losses), net	10	10	5	10	9	25	47
Total net revenue, excluding net securities gains (losses) (a)	5,689	5,630	5,464	5,588	5,558	16,783	16,257

Noninterest expense (b)	3,044	3,085	3,055	3,899	2,998	9,184	8,891
Less: Intangible amortization	41	40	39	44	44	120	131
Noninterest expense, excluding intangible amortization (c)	3,003	3,045	3,016	3,855	2,954	9,064	8,760

Efficiency ratio (b)/(a)	53.5%	54.8%	55.9%	69.8%	53.9%	54.7%	54.7%
Tangible efficiency ratio (c)/(a)	52.8	54.1	55.2	69.0	53.1	54.0	53.9

(1) Interest and rates are presented on a fully taxable-equivalent basis based on a federal income tax rate of 21 percent for 2018 and 35 percent for 2017.

Supplemental Business Line Schedules

3Q 2018

CORPORATE AND COMMERCIAL BANKING

CONSUMER AND BUSINESS BANKING

WEALTH MANAGEMENT AND INVESTMENT SERVICES

PAYMENT SERVICES

TREASURY AND CORPORATE SUPPORT

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			3Q 2018
Business Line	3Q 2018	2Q 2018	3Q 2017	3Q18 vs 2Q18	3Q18 vs 3Q17	YTD 2018	YTD 2017	Percent Change	Earnings Composition
Corporate and Commercial Banking	$394	$419	$364	(6.0)	8.2	$1,202	$1,079	11.4	22%
Consumer and Business Banking	596	557	482	7.0	23.7	1,709	1,357	25.9	33
Wealth Management and Investment Services	221	193	162	14.5	36.4	623	478	30.3	12
Payment Services	393	363	311	8.3	26.4	1,099	892	23.2	22
Treasury and Corporate Support	211	218	244	(3.2)	(13.5)	607	730	(16.8)	11

Consolidated Company	$1,815	$1,750	$1,563	3.7	16.1	$5,240	$4,536	15.5	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2018, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

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CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q18 vs	3Q18 vs	YTD	YTD	Percent Change
	2018	2018	2017	2Q18	3Q17	2018	2017
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$739	$726	$735	1.8	.5	$2,186	$2,170	.7
Noninterest income	201	224	219	(10.3)	(8.2)	632	709	(10.9)
Securities gains (losses), net	--	--	--	--	--	--	(3)	nm

Total net revenue	940	950	954	(1.1)	(1.5)	2,818	2,876	(2.0)
Noninterest expense	379	402	389	(5.7)	(2.6)	1,175	1,167	.7
Other intangibles	1	1	1	--	--	3	3	--

Total noninterest expense	380	403	390	(5.7)	(2.6)	1,178	1,170	.7

Income before provision and taxes	560	547	564	2.4	(.7)	1,640	1,706	(3.9)
Provision for credit losses	35	(12)	(9)	nm	nm	37	9	nm

Income before income taxes	525	559	573	(6.1)	(8.4)	1,603	1,697	(5.5)
Income taxes and taxable-equivalent adjustment	131	140	209	(6.4)	(37.3)	401	618	(35.1)

Net income	394	419	364	(6.0)	8.2	1,202	1,079	11.4
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$394	$419	$364	(6.0)	8.2	$1,202	$1,079	11.4

Average Balance Sheet Data
Loans	$93,364	$93,456	$93,942	(.1)	(.6)	$93,570	$93,925	(.4)
Other earning assets	3,042	3,092	2,855	(1.6)	6.5	2,998	2,948	1.7
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	10	11	13	(9.1)	(23.1)	11	14	(21.4)
Assets	102,146	102,524	102,267	(.4)	(.1)	102,417	102,520	(.1)

Noninterest-bearing deposits	32,539	33,383	35,401	(2.5)	(8.1)	33,438	36,256	(7.8)
Interest-bearing deposits	68,554	70,353	74,461	(2.6)	(7.9)	69,612	71,300	(2.4)

Total deposits	101,093	103,736	109,862	(2.5)	(8.0)	103,050	107,556	(4.2)

Total U.S. Bancorp shareholders’ equity	10,426	10,498	9,951	(.7)	4.8	10,447	9,850	6.1

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $394 million of the Company’s net income in the third quarter of 2018, compared with $364 million in the third quarter of 2017. Total net revenue decreased $14 million (1.5 percent) due to a $4 million (0.5 percent) increase in net interest income offset by an $18 million (8.2 percent) decrease in total noninterest income. Net interest income increased slightly primarily due to the impact of rising rates on the margin benefit from deposits, offset by lower spreads on loans, reflecting a competitive marketplace, loan mix and lower deposits. Noninterest bearing deposits are declining as customers deploy balances to support business growth. Interest-bearing deposits reflect expected balance run-off related to the business merger of a larger financial services customer. Total noninterest income decreased year-over-year primarily due to lower corporate bond underwriting fees and syndication fees. Total noninterest expense was $10 million (2.6 percent) lower compared with a year ago primarily due to lower FDIC insurance expense and lower variable compensation expense related to capital markets activities, partially offset by an increase in net shared services expense driven by technology development and investment in infrastructure. The provision for credit losses increased $44 million reflecting an unfavorable change in the reserve allocation partially offset by lower net charge-offs.

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CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q18 vs	3Q18 vs		YTD	YTD	Percent
	2018	2018	2017	2Q18	3Q17		2018	2017	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,557	$1,519	$1,475	2.5	5.6		$4,587	$4,337	5.8
Noninterest income	582	588	616	(1.0)	(5.5)		1,741	1,792	(2.8)
Securities gains (losses), net	--	--	--	--	--		--	--	--

Total net revenue	2,139	2,107	2,091	1.5	2.3		6,328	6,129	3.2
Noninterest expense	1,283	1,302	1,232	(1.5)	4.1		3,863	3,731	3.5
Other intangibles	7	7	8	--	(12.5)		21	22	(4.5)

Total noninterest expense	1,290	1,309	1,240	(1.5)	4.0		3,884	3,753	3.5

Income before provision and taxes	849	798	851	6.4	(.2)		2,444	2,376	2.9
Provision for credit losses	54	55	93	(1.8)	(41.9)		164	242	(32.2)

Income before income taxes	795	743	758	7.0	4.9		2,280	2,134	6.8
Income taxes and taxable-equivalent adjustment	199	186	276	7.0	(27.9)		571	777	(26.5)

Net income	596	557	482	7.0	23.7		1,709	1,357	25.9
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--		--	--	--

Net income attributable to U.S. Bancorp	$596	$557	$482	7.0	23.7		$1,709	$1,357	25.9

Average Balance Sheet Data
Loans	$141,339	$139,904	$140,075	1.0	.9	*	$140,779	$138,566	1.6
Other earning assets	3,385	3,810	4,304	(11.2)	(21.4)		3,535	3,844	(8.0)
Goodwill	3,631	3,632	3,632	--	--		3,632	3,632	--
Other intangible assets	2,974	2,932	2,702	1.4	10.1		2,926	2,733	7.1
Assets	155,586	154,641	154,748	.6	.5		155,239	152,879	1.5

Noninterest-bearing deposits	28,005	27,262	28,389	2.7	(1.4)		27,443	27,387.2
Interest-bearing deposits	125,553	125,259	120,862	.2	3.9		124,669	120,222	3.7

Total deposits	153,558	152,521	149,251	.7	2.9		152,112	147,609	3.1

Total U.S. Bancorp shareholders’ equity	11,847	11,861	11,147	(.1)	6.3		11,850	11,154	6.2

(a) preliminary data

* Average total loan growth was 2.1% year-over-year, excluding the impact of the student loan portfolio sale

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $596 million of the Company’s net income in the third quarter of 2018, compared with $482 million in the third quarter of 2017. Total net revenue increased $48 million (2.3 percent) due to an $82 million (5.6 percent) increase in net interest income, partially offset by a $34 million (5.5 percent) decrease in total noninterest income. Net interest income increased primarily due to the impact of rising rates on the margin benefit from deposits along with growth in average loan and core deposit balances, partially offset by lower spreads on loans. Total noninterest income decreased principally driven by lower mortgage banking revenue, in line with industry trends, primarily due to lower mortgage production and gain on sale margins, and a reduction in other noninterest income driven by lower end of term gains in retail leasing due to lower vehicle sales and the related average gain on sale. These decreases were partially offset by higher deposit service charges and ATM processing services fees reflecting higher transaction volumes. Total noninterest expense in the third quarter of 2018 increased $50 million (4.0 percent) primarily due to higher net shared services expense and higher personnel expense, reflecting the impact of investments supporting business growth and development as well as higher production related incentives. The provision for credit losses decreased $39 million (41.9 percent) primarily reflecting a favorable change in the reserve allocation.

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WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q18 vs	3Q18 vs	YTD	YTD	Percent
	2018	2018	2017	2Q18	3Q17	2018	2017	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$281	$283	$252	(.7)	11.5	$840	$743	13.1
Noninterest income	444	430	411	3.3	8.0	1,305	1,221	6.9
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	725	713	663	1.7	9.4	2,145	1,964	9.2
Noninterest expense	429	452	403	(5.1)	6.5	1,304	1,197	8.9
Other intangibles	4	4	5	--	(20.0)	12	15	(20.0)

Total noninterest expense	433	456	408	(5.0)	6.1	1,316	1,212	8.6

Income before provision and taxes	292	257	255	13.6	14.5	829	752	10.2
Provision for credit losses	(3)	--	1	nm	nm	(2)	1	nm

Income before income taxes	295	257	254	14.8	16.1	831	751	10.7
Income taxes and taxable-equivalent adjustment	74	64	92	15.6	(19.6)	208	273	(23.8)

Net income	221	193	162	14.5	36.4	623	478	30.3
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$221	$193	$162	14.5	36.4	$623	$478	30.3

Average Balance Sheet Data
Loans	$9,483	$9,223	$8,708	2.8	8.9	$9,231	$8,406	9.8
Other earning assets	172	166	158	3.6	8.9	167	153	9.2
Goodwill	1,618	1,619	1,618	(.1)	--	1,619	1,617	.1
Other intangible assets	61	66	79	(7.6)	(22.8)	66	83	(20.5)
Assets	12,663	12,246	11,657	3.4	8.6	12,313	11,620	6.0

Noninterest-bearing deposits	13,190	14,780	14,742	(10.8)	(10.5)	14,106	14,860	(5.1)
Interest-bearing deposits	55,937	56,841	56,830	(1.6)	(1.6)	56,576	57,351	(1.4)

Total deposits	69,127	71,621	71,572	(3.5)	(3.4)	70,682	72,211	(2.1)

Total U.S. Bancorp shareholders’ equity	2,486	2,476	2,434	.4	2.1	2,471	2,428	1.8

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services.

Wealth Management and Investment Services contributed $221 million of the Company’s net income in the third quarter of 2018, compared with $162 million in the third quarter of 2017. Total net revenue increased $62 million (9.4 percent) year-over-year driven by increases in net interest income of $29 million (11.5 percent) and total noninterest income of $33 million (8.0 percent). Net interest income increased year-over-year primarily due to the impact of rising rates on the margin benefit from deposits. Total noninterest income increased year-over-year principally due to favorable market conditions, business growth, and net asset inflows. Total noninterest expense increased $25 million (6.1 percent) primarily due to increased net shared services expense and higher personnel expense driven by investments to support business growth, higher production related incentives and increased staffing to support business development. The provision for credit losses decreased $4 million reflecting a favorable change in the reserve allocation.

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PAYMENT SERVICES (a)
($ in millions)				Percent Change
	3Q 2018	2Q 2018	3Q 2017	3Q18 vs 2Q18	3Q18 vs 3Q17	YTD 2018	YTD 2017	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$619	$592	$614	4.6	.8	$1,822	$1,792	1.7
Noninterest income	911	903	851	.9	7.1	2,662	2,499	6.5
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	1,530	1,495	1,465	2.3	4.4	4,484	4,291	4.5
Noninterest expense	713	702	676	1.6	5.5	2,117	1,983	6.8
Other intangibles	29	28	30	3.6	(3.3)	84	91	(7.7)

Total noninterest expense	742	730	706	1.6	5.1	2,201	2,074	6.1

Income before provision and taxes	788	765	759	3.0	3.8	2,283	2,217	3.0
Provision for credit losses	264	281	270	(6.0)	(2.2)	817	794	2.9

Income before income taxes	524	484	489	8.3	7.2	1,466	1,423	3.0
Income taxes and taxable-equivalent adjustment	131	121	178	8.3	(26.4)	367	518	(29.2)

Net income	393	363	311	8.3	26.4	1,099	905	21.4
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	(13)	nm

Net income attributable to U.S. Bancorp	$393	$363	$311	8.3	26.4	$1,099	$892	23.2

Average Balance Sheet Data
Loans	$31,443	$30,591	$29,612	2.8	6.2	$30,704	$29,209	5.1
Other earning assets	266	302	241	(11.9)	10.4	281	246	14.2
Goodwill	2,563	2,535	2,468	1.1	3.8	2,546	2,459	3.5
Other intangible assets	400	392	384	2.0	4.2	396	409	(3.2)
Assets	37,128	36,538	35,019	1.6	6.0	36,614	34,781	5.3

Noninterest-bearing deposits	1,064	1,085	1,029	(1.9)	3.4	1,092	1,023	6.7
Interest-bearing deposits	111	109	104	1.8	6.7	109	102	6.9

Total deposits	1,175	1,194	1,133	(1.6)	3.7	1,201	1,125	6.8

Total U.S. Bancorp shareholders’ equity	6,584	6,601	6,205	(.3)	6.1	6,602	6,279	5.1

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $393 million of the Company’s net income in the third quarter of 2018, compared with $311 million in the third quarter of 2017. Total net revenue increased $65 million (4.4 percent) due to increases in net interest income of $5 million (0.8 percent) and total noninterest income of $60 million (7.1 percent). Net interest income increased year-over-year primarily due to higher loan volumes offset by compression on loan rates in a rising rate environment. Total noninterest income increased year-over-year mainly due to higher credit and debit card revenue, higher corporate payment products revenue and higher merchant processing services driven by sales volumes. Total noninterest expense increased $36 million (5.1 percent) over the third quarter of 2017 principally due to higher net shared services expense and personnel expense driven by implementation costs of capital investments, higher production related incentives and increased staffing to support business development. The provision for credit losses decreased $6 million (2.2 percent) reflecting a favorable change in the reserve allocation, mostly offset by higher net charge-offs.

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TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q18 vs	3Q18 vs	YTD	YTD	Percent
	2018	2018	2017	2Q18	3Q17	2018	2017	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$85	$106	$151	(19.8)	(43.7)	$269	$315	(14.6)
Noninterest income	270	259	234	4.2	15.4	739	679	8.8
Securities gains (losses), net	10	10	9	--	11.1	25	50	(50.0)

Total net revenue	365	375	394	(2.7)	(7.4)	1,033	1,044	(1.1)
Noninterest expense	199	187	254	6.4	(21.7)	605	682	(11.3)
Other intangibles	--	--	--	--	--	--	--	--

Total noninterest expense	199	187	254	6.4	(21.7)	605	682	(11.3)

Income before provision and taxes	166	188	140	(11.7)	18.6	428	362	18.2
Provision for credit losses	(7)	3	5	nm	nm	(5)	9	nm

Income before income taxes	173	185	135	(6.5)	28.1	433	353	22.7
Income taxes and taxable-equivalent adjustment	(45)	(41)	(115)	(9.8)	60.9	(196)	(395)	50.4

Net income	218	226	250	(3.5)	(12.8)	629	748	(15.9)
Net (income) loss attributable to noncontrolling interests	(7)	(8)	(6)	12.5	(16.7)	(22)	(18)	(22.2)

Net income attributable to U.S. Bancorp	$211	$218	$244	(3.2)	(13.5)	$607	$730	(16.8)

Average Balance Sheet Data
Loans	$5,436	$5,450	$5,289	(.3)	2.8	$5,415	$5,348	1.3
Other earning assets	127,247	126,682	123,641	.4	2.9	126,566	121,386	4.3
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	149,393	148,540	146,939	.6	1.7	148,658	144,249	3.1

Noninterest-bearing deposits	2,394	2,477	2,403	(3.4)	(.4)	2,467	2,282	8.1
Interest-bearing deposits	2,774	3,273	930	(15.2)	nm	3,647	827	nm

Total deposits	5,168	5,750	3,333	(10.1)	55.1	6,114	3,109	96.7

Total U.S. Bancorp shareholders’ equity	18,795	17,886	19,082	5.1	(1.5)	18,063	18,631	(3.0)

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded net income of $211 million in the third quarter of 2018, compared with $244 million in the third quarter of 2017. Total net revenue decreased $29 million (7.4 percent) year-over-year driven by a decrease in net interest income of $66 million (43.7 percent) and an increase of $37 million (15.2 percent) in total noninterest income. Net interest income decreased year-over-year primarily due to higher funding costs, partially offset by growth in the investment portfolio. Total noninterest income increased year-over-year reflecting changes in equity investment income and tax-advantaged syndication revenue. Total noninterest expense decreased $55 million (21.7 percent) year-over-year primarily due to a favorable change in net shared services expense allocated to manage the business, lower costs related to tax-advantaged projects, and higher accruals for legal and regulatory matters in the prior year quarter. These decreases were partially offset by higher personnel expense driven by increased staffing, higher variable compensation, and technology development related to business development efforts. The provision for credit losses was $12 million lower year-over-year due to a favorable change in the reserve allocation.

Income taxes are assessed to each line of business at a managerial rate of 25.0 percent starting in the first quarter of 2018 due to tax reform, compared with 36.4 percent in 2017. The residual tax expense or benefit to arrive at the consolidated effective tax rate is included in Treasury and Corporate Support.

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